Exhibit 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS 2005 FOURTH-QUARTER NET INCOME OF $2.7 BILLION
•	Reported earnings per share of $0.76 and operating earnings per share of $0.73(1)

•	Investment Bank has strong IB fees and weak trading revenue

•	Retail shows deposit and account growth with continuing expense efficiencies

•	Commercial, TSS and AWM produce strong earnings growth
New York, January 18, 2006 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2005 fourth-quarter net income of $2.7 billion, or $0.76 per share, compared with net income of $1.7 billion, or $0.46 per share, for the fourth quarter of 2004. Current period results included $77 million (pre-tax) of merger expenses, or $0.01 per share, reflecting the merger with Bank One Corporation completed on July 1, 2004 and $208 million (pre-tax) of insurance recoveries related to certain material litigation, or $0.04 per share. Excluding these non-operating items, earnings were $2.6 billion, or $0.73 per share. Prior-year reported results included $523 million (pre-tax) of merger charges and a charge of $525 million (pre-tax) to conform accounting policies, or $0.18 per share. Excluding these charges, operating earnings were $2.3 billion, or $0.64 per share. Operating results for the current quarter included the following:

($ millions)	Pre-tax	After-tax
Gain on sale of BrownCo	$1,254	$752
Reduction in wholesale allowance	132	82
Mortgage loans transferred to held-for-sale	(120)	(74)
Accelerated vesting of stock options	(145)	(90)
Treasury portfolio losses	(547)	(339)
Impact of bankruptcy legislation (est.)	$(650)	$(403)
Jamie Dimon, President and Chief Executive Officer, commented, “Our businesses performed well overall in the fourth quarter, although trading results were disappointing. Investment banking fees continued to be strong, and we grew deposits and accounts in Retail while achieving further expense efficiencies. In addition, Commercial Banking, Treasury & Securities Services and Asset & Wealth Management each delivered strong earnings growth. In reviewing 2005, we are gratified to have accomplished our key merger conversion goals and expense savings target, while investing in and realizing underlying growth in all our businesses. We have made significant progress toward creating a more profitable and productive organization, but we have much more to do and have ambitious plans for the future.”
Regarding William B. Harrison, Jr., who retired as CEO of JPMorgan Chase at year-end 2005, Mr. Dimon said, “I want to thank Bill Harrison, who has been a tremendous and generous partner over the past two years. Bill has played a central role in creating today’s JPMorgan Chase, and we are looking forward to building on his vision of creating a great financial services company.”
William B. Harrison, Jr., Chairman, said, “During the past year we have made tremendous progress on merger integration and dramatically improved how we operate the company, becoming more financially disciplined, efficient and customer-driven. We have achieved a very successful and seamless CEO transition, and I look forward to continuing to work with Jamie in my new capacity as Chairman. I strongly believe the firm has the right platform and management team for 2006 and beyond, and the roadmap to achieving our goals is in place.”

Investor Contact: Julia Bates (212) 270-7318	Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion of the business segments below, information is presented on an operating basis. Operating basis excludes the after-tax impact of merger costs, non-operating litigation-related charges and recoveries, and costs related to the conformance of accounting policies. In addition, for the Investment Bank, operating basis includes in trading revenue net interest income related to trading activities; and for Card Services, operating basis excludes the impact of credit card securitizations. Further, in the discussion below, revenues are shown on a tax-equivalent basis. For more information about operating basis, as well as other non-GAAP financial measures used by management, see Notes 1 and 2. The following discussion compares the fourth quarter of 2005 with the fourth quarter of 2004 unless otherwise noted.
INVESTMENT BANK (IB)

Operating Results for IB				3Q05		4Q04
($ millions)	4Q05	3Q05	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$3,187	$4,461	$3,201	$(1,274)	(29)%	$(14)	—%
Provision for Credit Losses	(83)	(46)	(173)	(37)	(80)	90	52
Noninterest Expense	2,161	2,875	2,390	(714)	(25)	(229)	(10)
Operating Earnings	$664	$1,063	$660	$(399)	(38)%	$4	1%
Discussion of Results:
Operating earnings of $664 million were essentially flat from the prior year and down 38% from the prior quarter. Compared with the prior year, results reflected flat revenues, while lower compensation expense was offset by a reduced benefit from the provision for credit losses. The decrease in earnings versus the prior quarter was related primarily to lower trading results compared with a record third quarter, partially offset by lower performance-based compensation expense and higher investment banking fees.
Net revenue of $3.2 billion was flat compared with the prior year and down 29% from the prior quarter. Investment banking fees were strong at $1.2 billion, up 8% from the prior year and 18% from the prior quarter and were the highest since the first quarter of 2000. Advisory fees of $341 million were up 36% from last year, with strong performance in the Americas and Europe. Debt underwriting fees of $509 million were down 18% from last year, largely due to lower loan syndication fees. Equity underwriting fees of $311 million were up 46% from the prior year, driven by strength in Asia and Europe. Both advisory and equity underwriting performance benefited from the Cazenove joint venture that closed in the first quarter of 2005. Fixed Income Markets revenue of $1.1 billion was down 28%, or $426 million versus last year, and down 55% from a record third quarter due to weak trading results, primarily from poor positioning in U.S. interest rate and commodities markets. Equity Markets revenue of $458 million increased by $215 million, or 88%, reflecting improved trading compared with the prior year, as well as stronger commissions. Compared with the prior quarter, Equity Markets revenue was down 36%, primarily due to lower trading revenue. Credit portfolio revenues of $464 million were up by $116 million, or 33% from the prior year, reflecting increased trading revenues from hedging activities.
The provision for credit losses was a benefit of $83 million, compared with a benefit of $173 million in the prior year and a $46 million benefit in the prior quarter. The benefit reflects the continued strong quality of the credit portfolio.
     Noninterest expense was $2.2 billion, down by $229 million, or 10%, from the prior year and down by $714 million, or 25%, from the prior quarter. Declines for both periods were driven primarily by lower incentive compensation. In addition, expenses in the current quarter increased due to the joint venture with Cazenove.

JPMorgan Chase & Co.
News Release
Other Highlights Include:
•	Highest annual Total Revenues and Investment Banking Fees since 2000.

•	Ranked #2 in Investment Banking Fees during 2005, according to Dealogic.

•	Ranked #1 in Global Syndicated Loans, #1 in Global High Yield Corporate Bonds, #2 in Global Investment Grade Corporate Bonds, and #3 in Global Announced M&A, according to Thomson Financial for 2005.

•	Ranked #1 U.S. CMBS Bookrunner and #2 Global CMBS Bookrunner, according to Thomson Financial for 2005.

•	Average loans of $62.3 billion were up by $4.0 billion from the prior quarter.

•	Allowance for loan losses to average loans was 1.9% for the current quarter; nonperforming assets were $645 million, down 46% from the prior year.

•	Return on equity was 13% for the quarter and 18% for 2005.
RETAIL FINANCIAL SERVICES (RFS)

Operating Results for RFS				3Q05		4Q04
($ millions)	4Q05	3Q05	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$3,594	$3,590	$3,545	$4	—%	$49	1%
Provision for Credit Losses(a)	158	378	78	(220)	(58)	80	103
Noninterest Expense	2,141	2,156	2,215	(15)	(1)	(74)	(3)
Operating Earnings	$803	$656	$775	$147	22%	$28	4%

(a)	3Q05 provision included $250 million related to Hurricane Katrina, allocated as follows: $140 million to Consumer Real Estate Lending, $90 million to Consumer & Small Business Banking and $20 million to Auto & Education Finance.
Discussion of Results:
Operating earnings of $803 million were up by $28 million, or 4%, from the prior year. The increase reflected improved MSR risk management results and lower expenses due to merger-related expense savings and other efficiencies. These benefits were offset partially by a $120 million net loss associated with a transfer of $3.3 billion of adjustable rate mortgage loans to held-for-sale and a prior-year net benefit related to the sale of the manufactured home loan portfolio. Additionally, narrower spreads on loans and deposits offset the benefit of growth in these balances.
Net revenue of $3.6 billion was up by $49 million, or 1%, from the prior year. Net interest income of $2.5 billion declined by $170 million, or 6%. The decline was related to the sale of loan portfolios* in late 2004 and early 2005 and spread compression on loans and deposits. These decreases were offset partially by higher home equity and deposit balances. Noninterest revenue of $1.1 billion was up by $219 million, or 25%. The improvement was largely driven by an increase of $236 million in MSR risk management revenue to $49 million and higher automobile operating lease income, offset in part by the loss on the transfer of mortgage loans to held-for-sale.
The provision for credit losses was $158 million, up by $80 million from the prior year. Prior- year results included a release of the allowance for loan losses related to the sale of the manufactured home loan portfolio. Excluding this release, the provision was flat to the prior year. Results continue to reflect lower net charge-offs, good credit quality trends across all business segments and the benefit of certain portfolios in run-off.

*	Includes $5.2 billion of adjustable rate mortgage loans, $4.0 billion of manufactured home loans, $3.8 billion of automobile loans and $2.0 billion of recreational vehicle loans.

JPMorgan Chase & Co.
News Release
Noninterest expense was $2.1 billion, down by $74 million, or 3%, from the prior year. The reduction reflected operating efficiencies in nearly all businesses, partially offset by increased depreciation expense on owned automobiles subject to operating leases, and ongoing investments in retail banking distribution and sales.
Home Finance operating earnings were $267 million, up by $28 million from the prior year. Operating earnings for the Prime Production & Servicing segment totaled $61 million, up by $117 million. The improved performance was primarily the result of an increase of $236 million in MSR risk management revenue to $49 million, increased servicing revenue and lower expenses. Improvement in MSR risk management results was due in part to the absence of prior-year securities losses on hedge repositioning.
Operating earnings for the Consumer Real Estate Lending segment totaled $206 million, down by $89 million. Prior-year results included a $95 million net pre-tax benefit associated with the sale of a $4.0 billion manufactured home loan portfolio and a $52 million pre-tax charge related to a transfer of adjustable rate mortgage loans to held-for-sale. Excluding these items and the current period loss associated with the transfer of $3.3 billion of mortgage loans to held-for-sale, earnings were up $12 million. This increase reflected higher loan balances and lower expenses offset partially by loan spread compression due to rising short-term interest rates and a flat yield curve, which contributed to accelerated home equity loan payoffs.
Other Highlights Include:
•	Mortgage loan originations of $31.9 billion were down 2% compared with the prior year and down 19% from the prior quarter.

•	Home equity loan originations of $12.1 billion were up 1% from the prior year and down 15% from the prior quarter.

•	Third-party mortgage loans serviced were $468 billion, an increase of $36.6 billion, or 8%.

•	Average mortgage loans retained were $46.6 billion, an increase of 4%; period-end mortgage loans were $43.0 billion.

•	Average home equity loans retained were $73.0 billion, an increase of 4%; period-end home equity loans were $76.8 billion.

•	Nonperforming assets of $998 million increased by $154 million, or 18%.

•	Net charge-off rate was 0.12%, down from 0.17%, excluding charge-offs associated with the sold manufactured home portfolio.

JPMorgan Chase & Co.
News Release
Consumer & Small Business Banking operating earnings were $414 million, down $16 million from the prior year. The lower results reflected narrower spreads on deposit balances and lower investment sales revenue. Providing a partial offset were higher deposit balances and increased debit card fees. Noninterest expense remained flat, with merger savings and other efficiencies offsetting continued investments in retail banking distribution and sales.
Other Highlights Include:
•	Checking accounts grew by 91,000 to 8.8 million during the quarter.

•	Branch sales of credit cards increased 47% from the prior year.

•	Branch sales of mortgage loans increased 107% from the prior year.

•	Number of branches increased to 2,641, up 133 from the prior year and up 92 from the prior quarter.

•	Overhead ratio of 66% was up from 65% in the prior year.
Auto & Education Finance operating earnings were $87 million, up by $3 million from the prior year. Prior-year results included a reduction in the allowance for loan losses of $35 million attributable to favorable credit trends and a $25 million charge to cover higher than expected lease residual losses. Excluding these items, lower loan and lease balances offset the benefit of lower credit costs, higher education loan sales and wider loan spreads. After adjusting for the impact of increased depreciation expense on owned automobiles subject to operating leases, expenses declined, reflecting ongoing efforts to align costs with reduced production volumes.
Other Highlights Include:
•	Announced agreement to acquire Collegiate Funding Services, Inc., a leader in student loan servicing and consolidation.

•	Average loan receivables were $45.3 billion, down by $8.9 billion, or 16%, from the prior year and down by $600 million, or 1%, from the prior quarter.

•	Average lease-related assets were $5.5 billion, down by $2.9 billion, or 35%, from the prior year and down by $700 million, or 11%, from the prior quarter.

•	The net charge-off rate increased slightly to 0.66% from 0.65%.
Insurance operating earnings were $35 million, up by $13 million from the prior year on net revenue of $164 million. The increase was due primarily to lower expenses and increased net interest spread earned on proprietary annuity activity, partially offset by increased proprietary annuity sales commissions.
Other Highlights Include:
•	Gross insurance-related revenue was $413 million, down by $8 million, or 2%.

•	Proprietary annuity sales were $154 million, up from $35 million.

•	Term life premiums were $126 million, up 6%.

JPMorgan Chase & Co.
News Release
CARD SERVICES (CS)

Operating Results for CS(a)				3Q05		4Q04
($ millions)	4Q05	3Q05	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$3,721	$3,980	$3,830	$(259)	(7)%	$(109)	(3)%
Provision for Credit Losses(b)	2,236	1,833	1,735	403	22	501	29
Noninterest Expense	1,017	1,286	1,282	(269)	(21)	(265)	(21)
Operating Earnings	$302	$541	$515	$(239)	(44)%	$(213)	(41)%

(a)	As a result of the integration of the Chase Merchant Services and Paymentech merchant processing businesses, beginning in the fourth quarter of 2005, net revenue, noninterest expense and pre-tax earnings have been reduced to reflect the deconsolidation of Paymentech. There is no impact to operating earnings.

(b)	3Q05 provision included $100 million related to Hurricane Katrina.
Discussion of Results:
Operating earnings of $302 million were down by $213 million, or 41%, from the prior year. The lower results for the quarter reflected approximately $650 million in pre-tax net loan losses and reversals of revenue related to increased bankruptcies. Partially offsetting the impact of increased bankruptcies were lower expenses driven by merger savings, stronger underlying credit quality and higher revenue from increased loan balances and sales volume.
Net revenue was $3.7 billion, down by $109 million, or 3%, from the prior year. Excluding the impact of the deconsolidation of Paymentech, revenue was up 2%. Net interest income was $2.9 billion, down by $63 million, or 2%, due to narrower loan spreads and the reversal of approximately $75 million of revenue related to increased bankruptcies. Partially offsetting this reduction were increased loan balances, due in part to the acquisition of the Sears Canada portfolio. Noninterest revenue of $871 million was down by $46 million, or 5%. Adjusting for the impact of the deconsolidation of Paymentech, noninterest revenue was up 13% due to higher charge volume resulting in increased interchange income, partially offset by higher volume-driven payments to partners and higher expense related to reward programs.
The provision for credit losses and total managed net charge-offs were $2.2 billion, up by $501 million, or 29% from the prior year. This increase was due to higher bankruptcy-related net charge-offs, which are estimated to have been $575 million. This increase was offset partially by higher recoveries and lower contractual net charge-offs. The managed net charge-off rate for the quarter increased to 6.39%, up from 5.24% in the prior year and 4.70% in the prior quarter. Adjusting for the impact of the higher bankruptcy-related net charge-offs, the managed net charge-off ratio is estimated to have been 4.75%. The 30-day managed delinquency rate was 2.79%, down from 3.70% in the prior year and 3.39% in the prior quarter. These reductions were driven by higher bankruptcy-related net charge-offs.
Noninterest expense of $1.0 billion decreased by $265 million, or 21%. Before the impact of the deconsolidation of Paymentech, expenses were down 9%. Expenses benefited from merger savings, lower compensation expense and decreased processing cost.

JPMorgan Chase & Co.
News Release
Other Highlights Include:
•	Purchased Sears Canada Inc. credit card operation, including $2.2 billion of private-label and co-branded Sears MasterCard receivables.

•	Successfully completed the integration of the Chase Merchant Services and Paymentech merchant processing businesses.

•	Pre-tax income to average managed loans (ROO) was 1.34%.

•	Net interest income as a percentage of average managed loans was 8.14%, down from 8.79% in the prior year and 8.55% in the prior quarter. Excluding the impact of the higher bankruptcy-related revenue reversals, the net interest margin is estimated to have been 8.36%.

•	Average managed loans of $138.9 billion increased by $7.1 billion, or 5%, from the prior year and by $1.1 billion from the prior quarter. The fourth quarter included $1.2 billion of loans from the Sears Canada acquisition.

•	Total end-of-period managed loans of $142.3 billion increased by $6.9 billion, or 5%, from the prior year and by $4.7 billion from the prior quarter, including $2.2 billion of loans from the Sears Canada acquisition.

•	Net accounts opened were 12.5 million, including 9.7 million from the Sears Canada portfolio acquisition.

•	Charge volume of $79.6 billion increased by $4.3 billion, or 6%.

•	Merchant processing volume of $153.4 billion increased by $17.5 billion, or 13%, and total transactions of 4.3 billion increased by 657 million, or 18%.

•	Announced new relationships including Overstock.com and WaWa, Inc. Renewed relationships included United Airlines, Amazon.com, Inc. and BP. The BP renewal included the existing co-brand relationship as well as the proprietary card program.
COMMERCIAL BANKING (CB)

Operating Results for CB				3Q05		4Q04
($ millions)	4Q05	3Q05	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$937	$909	$885	$28	3%	$52	6%
Provision for Credit Losses(a)	(17)	(46)	21	29	63	(38)	NM
Noninterest Expenses	480	461	451	19	4	29	6
Operating Earnings	$289	$301	$254	$(12)	(4)%	$35	14%

(a)	3Q05 provision included $35 million related to Hurricane Katrina.
Discussion of Results:
Operating earnings were $289 million, up by $35 million, or 14%, from the prior year. This increase was the result of revenue growth and a lower provision for credit losses, partially offset by increased expenses.
Net revenue was a record $937 million, up by $52 million, or 6%, from the prior year. Net interest income was $683 million, up by $60 million, or 10%, due to wider spreads and higher volumes related to liability balances and increased loan balances, partially offset by narrower loan spreads. Noninterest revenue was $254 million, down by $8 million, or 3%, due to lower other income and a decline in deposit-related fees due to higher interest rates.

JPMorgan Chase & Co.
News Release
Each business within Commercial Banking showed revenue growth over the prior year, primarily the result of wider spreads and higher volumes related to liability balances as well as increased loan balances. Middle Market revenue was $611 million, an increase of $40 million, or 7%. Mid-Corporate Banking revenue of $147 million was up by $5 million, or 4%. Real Estate revenue was $141 million, up by $8 million, or 6%.
Provision for credit losses was a net benefit of $17 million, an improvement of $38 million from the prior year. The positive variance from the prior year was the result of lower net charge-offs reflecting continued strength in the underlying credit quality of the portfolio.
Noninterest expense was $480 million, up by $29 million, or 6%, from the prior year. Compensation expense increased by $20 million, or 13%, due primarily to higher performance-based compensation. Noncompensation expense increased by $10 million, or 4%, due to increased unit costs for Treasury Services products.
Other Highlights Include:
•	Average loan balances of $54.2 billion were up by $3.8 billion, or 7%, from the prior year, and up by $2.5 billion, or 5%, from the prior quarter. Middle Market growth of 7%, Mid-Corporate Banking growth of 15%, and Real Estate growth of 9% drove the improvement over the prior year.

•	Revenue from Treasury Services products was $617 million, an increase of $89 million, or 17%, from the prior year driven by both wider spreads and higher volumes related to liability balances across all businesses.

•	Nonperforming loans declined by $255 million, or 48%, from the prior year.

•	Overhead ratio of 51% was flat from both the prior year and prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Operating Results for TSS				3Q05		4Q04
($ millions)	4Q05	3Q05	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$1,615	$1,556	$1,413	$59	4%	$202	14%
Noninterest Expense	1,104	1,107	1,146	(3)	—	(42)	(4)
Operating Earnings	$300	$263	$145	$37	14%	$155	107%
Discussion of Results:
Operating earnings were a record $300 million, up by $155 million, or 107%, from the prior year. Earnings benefited from higher revenues due to increased product volumes, wider spreads on higher average liability balances and lower expenses.
Net revenue of $1.6 billion was up by $202 million, or 14%, from the prior year. Noninterest revenue was $1.1 billion, up $127 million, or 13%. The improvement was due to an increase in assets under custody to $11.2 trillion, due to market value appreciation and new business, and the acquisition of Vastera. Also contributing to the improvement was growth in wholesale card, foreign exchange, trust product, securities lending and clearing revenue, which were all driven by a combination of increased usage by existing customers and new business. Partially offsetting this growth in noninterest revenue was a decline in deposit-related fees due to higher interest rates. Net interest income was $546 million, up by $75 million from the prior year, primarily resulting from both wider spreads on liability balances and an increase of 16% in average liability balances, to $171 billion.

JPMorgan Chase & Co.
News Release
Treasury Services net revenue of $674 million grew by $32 million, or 5%, from the prior year. Investor Services net revenue of $567 million grew by $113 million, or 25%, and Institutional Trust Services net revenue of $374 million grew by $57 million, or 18%. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.3 billion, up $299 million, or 15%. Treasury Services firmwide net revenue grew to $1.4 billion, up $129 million, or 10%.
Credit reimbursement to the Investment Bank was $40 million, a decrease of $3 million from the prior year. TSS is charged a credit reimbursement related to certain exposures managed within the Investment Bank credit portfolio on behalf of clients shared with TSS.
Noninterest expense was $1.1 billion, down by $42 million, or 4%, from the prior year. The decline was due to increased product unit costs charged to other lines of business, primarily Commercial Banking, and lower allocations of Corporate segment expenses. Partially offsetting these decreases was higher compensation expense, primarily related to new business growth and the Vastera acquisition.
     Other Highlights Include:
•	Pre-tax margin(2) was 29%, up from 16% in the prior year.

•	Average liability balances were $171 billion, an increase of 16%.

•	Assets under custody increased to $11.2 trillion, up 15% (excluding assets under custody added from Institutional Trust Services in 2005).

•	Corporate Trust Securities under administration were $6.8 trillion, an increase of 2%.

•	U.S. dollar ACH transactions originated increased 14%, and U.S. dollar clearing volumes increased 10%.

•	Wholesale cards issued increased 12%, to 13.2 million.
ASSET & WEALTH MANAGEMENT (AWM)

Operating Results for AWM				3Q05		4Q04
($ millions)	4Q05	3Q05	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$1,511	$1,449	$1,310	$62	4%	$201	15%
Provision for Credit Losses(a)	(10)	(19)	(21)	9	47	11	52
Noninterest Expense	1,033	976	919	57	6	114	12
Operating Earnings	$342	$315	$263	$27	9%	$79	30%

(a)	3Q05 provision included $3 million related to Hurricane Katrina.
Discussion of Results:
Operating earnings were $342 million, up by $79 million, or 30%, from the prior year. Performance was driven by increased revenues and a tax credit, partially offset by higher compensation expenses and an increase in the provision for loan losses.
Net revenue was $1.5 billion, up by $201 million, or 15%, from the prior year. Noninterest revenue, principally fees and commissions, of $1.3 billion was up by $231 million, or 23%. This increase was due primarily to both the acquisition of a majority interest in Highbridge Capital Management and net asset inflows, mainly in equity-related products. Also contributing to the increase were global equity market appreciation and increased brokerage activity. Net interest income was $258 million, down by $30 million, or 10%, from the prior year, primarily due to narrower deposit spreads.

JPMorgan Chase & Co.
News Release
Private Bank client segment revenue grew 2% from the prior year to $437 million, due to increased brokerage activity, partially offset by narrower deposit spreads. Retail client segment revenue grew 17%, to $420 million, primarily due to net asset inflows offset partially by the sale of BrownCo. Institutional client segment revenue grew 52%, to $402 million, due to the acquisition of a majority interest in Highbridge Capital Management, as well as to net asset inflows. Private Client Services client segment revenue decreased 3%, to $252 million, due to the impact of narrower loan and deposit spreads.
Assets under Supervision were $1.1 trillion, up 4%, or $43 billion from the prior year, despite a $33 billion reduction due to the sale of BrownCo. Assets under Management were $847 billion, up 7%. The increase was primarily the result of net asset inflows in equity-related products and market appreciation. Custody, brokerage, administration and deposits were $302 billion, down $13 billion, due to a $33 billion reduction from the sale of BrownCo.
Provision for credit losses was a benefit of $10 million, an $11 million decline from the $21 million benefit in the fourth quarter of 2004.
Noninterest expense of $1.0 billion was up by $114 million, or 12%, from the prior year. This increase was primarily the result of the acquisition of a majority interest in Highbridge Capital Management and higher compensation expense, partially offset by lower noncompensation expenses.
     Other Highlights Include:
•	Pre-tax margin(2) was 32%, up from 31% in the prior year.

•	The sale of BrownCo to E*Trade for $1.6 billion closed on November 30.

•	Average loans of $26.7 billion were up 3% from the prior year and down 1% from the prior quarter, despite an approximately $1.0 billion reduction in loans as a result of the sale of BrownCo.

•	Average deposits of $44.2 billion were up 2% from the prior year and up 7% from the prior quarter, despite an approximately $1.0 billion reduction in deposits as a result of the sale of BrownCo.
CORPORATE

Operating Results for Corporate				3Q05		4Q04
($ millions)	4Q05	3Q05	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$390	$(391)	$(35)	$781	NM	$425	NM
Provision for Credit Losses (a)	—	13	—	(13)	NM	—	NM
Noninterest Expense	730	382	460	348	91%	270	59%
Operating Earnings (Loss)	$(83)	$(475)	$(296)	$392	83%	$213	72%

(a)	3Q05 provision included $12 million related to Hurricane Katrina.
Discussion of Results:
Operating loss was $83 million compared with a loss of $296 million in the prior year.
Net revenue was $390 million compared with negative $35 million in the prior year. Net interest income was negative $651 million compared with negative $657 million in the prior year. Improved funding cost was largely offset by the reduced level of the Treasury securities portfolio. Noninterest revenue of $1.0 billion increased by $419 million due to the gain on the sale of BrownCo of $1.3 billion, partially offset by treasury portfolio losses of $547 million and lower private equity gains.

JPMorgan Chase & Co.
News Release
Noninterest expense was $730 million, up $270 million, or 59%, from the prior year. The expense increase was due to the cost of the accelerated vesting of stock options of $145 million and higher other expense. These increases were partially offset by merger-related savings and other efficiencies.
     Other Highlights Include:
•	In the fourth quarter of 2005, the firm repatriated foreign earnings under the American Jobs Creation Act of 2004, resulting in a net tax benefit of $55 million.

•	Private Equity portfolio was $6.2 billion, down from $7.5 billion in the prior year and up from $5.9 billion in the prior quarter.
JPMORGAN CHASE (JPMC)

Operating Results for JPMC				3Q05		4Q04
($ millions)	4Q05	3Q05	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$14,955	$15,554	$14,149	$(599)	(4)%	$806	6%
Provision for Credit Losses(a)	2,286	2,112	1,643	174	8	643	39
Noninterest Expense	8,666	9,243	8,863	(577)	(6)	(197)	(2)
Operating Earnings(b)	$2,617	$2,664	$2,316	$(47)	(2)%	$301	13%

(a)	3Q05 provision included $400 million related to Hurricane Katrina.

(b)	Excludes non-operating items; see page 7 of the earnings release financial supplement for a reconciliation of reported to operating basis.
Discussion of Results:
Operating earnings were $2.6 billion, up by $301 million, or 13%, from the prior year. The increase in earnings was driven by higher revenue and lower expenses, partially offset by an increase in the provision for credit losses.
Net revenue was $15.0 billion, up by $806 million, or 6%, from the prior year. Noninterest revenue of $8.4 billion was up by $852 million, or 11%, primarily due to the gain on the sale of BrownCo; higher asset management, administration and commissions revenues; improved MSR risk management results; and higher investment banking fees. Partially offsetting this growth were securities losses on the treasury portfolio, lower private equity gains, lower trading revenue and the deconsolidation of Paymentech. Net interest income was $6.6 billion, down by $46 million, or 1%, due to narrower spreads on consumer loans and deposits as well as wholesale loans. These declines were offset partially by higher consumer loan balances; wider spreads and higher volumes related to wholesale liability balances; and higher consumer deposits.
The provision for credit losses was $2.3 billion, up by $643 million, or 39%, from the prior year. The wholesale provision for credit losses was a benefit of $108 million for the quarter, compared with a benefit of $170 million in the prior year, reflecting continued strength in credit quality. The wholesale loan net charge-off rate was 0.07% for the quarter, an improvement from a net charge-off rate of 0.21% in the prior year. The total consumer managed provision for credit losses was $2.4 billion, $581 million higher than the prior year, primarily due to higher bankruptcy-related net charge-offs in Card Services and the release, in the fourth quarter of 2004, of the allowance for loan losses related to the sale of the manufactured home loan portfolio in Retail Financial Services. The firm had total nonperforming assets of $2.6 billion at December 31, 2005, down $641 million, or 20%, from the prior-year level of $3.2 billion.

JPMorgan Chase & Co.
News Release
Noninterest expense was $8.7 billion, down $197 million, or 2%, from the prior year. Noncompensation expenses decreased in most categories, reflecting the deconsolidation of Paymentech, merger-related savings and other efficiencies. Compensation expense increased due to the accelerated vesting of stock options.
     Other Highlights Include:
•	Tier 1 capital ratio was 8.5% at December 31, 2005 (estimated), 8.2% at September 30, 2005, and 8.7% at December 31, 2004.

•	During the quarter, $1.0 billion of common stock was repurchased, reflecting 26.3 million shares purchased at an average price of $38.05 per share. As of December 31, 2005, a total of $4.1 billion, or 112.8 million shares, have been purchased under the $6.0 billion share purchase program.

•	Headcount of 168,847 decreased by 108 since September 30, 2005.

JPMorgan Chase & Co.
News Release
Merger and other financial information
•	Merger savings and cost: For the quarter ended December 31, 2005, approximately $550 million of merger savings have been realized, which is an annualized rate of $2.2 billion. Management continues to estimate annual merger savings of approximately $3.0 billion. Management estimates that annualized merger savings will be $2.8 billion by the end of 2006. Merger expenses of $77 million were expensed during the fourth quarter of 2005, bringing the total amount expensed year-to-date to $722 million and $2.1 billion cumulative since the merger announcement. Management continues to estimate remaining merger costs of $900 million to $1.4 billion, which are expected to be expensed over the next two years.

•	On December 13, 2005, the Compensation and Management Development Committee of the Board of Directors of the firm approved the acceleration of the vesting of all options that had been granted to the firm’s employees, including its executive officers, under the firm’s Growth and Performance Incentive Program (GPIP), adopted on January 18, 2001. Absent the acceleration of the vesting to the close of business on December 30, 2005, these options would have become vested on January 18, 2007. Options to purchase approximately 40.6 million shares (of which options to purchase approximately 3.1 million shares are held by the firm’s executive officers) were outstanding as of the close of business on December 30, 2005. The exercise price of the options subject to acceleration is $51.22 and the closing price for the firm’s stock on December 30, 2005, the day the vesting became effective, was $39.69. The expense associated with the acceleration of the vesting of the options was approximately $145 million, which expense has been reflected in the firm’s fourth quarter financial results, rather than in a pro forma footnote disclosure, as previously announced. The firm had previously adopted, effective January 1, 2003, FASB Statement No. 123 (“Accounting for Stock-Based Compensation”). Accordingly, since January 1, 2003, the firm has been recognizing in its income statements the expense of all options granted since that date. As a result of its adoption of SFAS 123 and the acceleration of the vesting of the GPIP options, as of December 31, 2005, the firm has approximately 23 million options outstanding that had been granted prior to January 1, 2003, the cost of which has not yet been expensed. The expense of these options, which is estimated to be $55 million, will begin to be recognized in the firm’s income statements in the first quarter of 2006 as a result of the firm’s adoption as of January 1, 2006 of FASB Statement No. 123R (“Share-Based Payment”).

JPMorgan Chase & Co.
News Release
Notes:
1.	In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines of business results on an operating basis, which is a non-GAAP financial measure. The firm’s definition of operating basis starts with the reported U.S. GAAP results. Operating basis excludes: (i) merger costs, (ii) the non-operating litigation charges taken in the first and second quarters of 2005 and second quarter of 2004 and the non-operating insurance recovery taken in the fourth quarter of 2005 in respect of certain of the firm’s material litigation; and (iii) costs related to the conformance of certain accounting policies as a result of the merger. Management believes these items are not part of the firm’s normal daily business operations and, therefore, not indicative of trends, as they do not provide meaningful comparisons with other periods. In addition, the firm manages its lines of business on an operating basis. In the case of the Investment Bank, noninterest revenue on an operating basis includes in trading revenue net interest income related to trading activities. Trading activities generate revenues, which are recorded for U.S. GAAP purposes in two line items on the income statement: trading revenue, which includes the mark-to-market gains or losses on trading positions; and net interest income, which includes the interest income or expense related to those positions. Combining both the trading revenue and related net interest income enables management to evaluate the Investment Bank’s trading activities, by considering all revenue related to these activities, and facilitates operating comparisons to other competitors. In the case of Card Services, operating, or managed, basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance and overall financial performance of the underlying credit card loans, both sold and not sold: as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will affect both the loan receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed loan receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as net charge-off rates) of the entire managed credit card portfolio. Commencing with the first quarter of 2005, operating revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits are presented in the operating results on a basis comparable to taxable securities and investments. This allows management to assess the comparability of revenues arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. The Corporate sector’s and the firm’s operating revenue and income tax expense for the periods prior to the first quarter of 2005 have been restated to be similarly presented on a tax-equivalent basis. This restatement had no impact on the Corporate sector’s or the firm’s operating earnings. See page 7 of JPMorgan Chase’s Earnings Release Financial Supplement (fourth quarter 2005) for a reconciliation of JPMorgan Chase’s income statement from a reported to operating basis.

2.	Pre-tax margin represents operating earnings before income taxes divided by total net revenue, which is, in management’s view, a comprehensive measure of pre-tax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis by which management evaluates TSS’ and AWM’s performance and that of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase has its corporate headquarters in New York and its U.S. consumer and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern time) to review fourth-quarter financial results. Investors can call (866) 558-6869 (domestic) / (913) 643-4199 (international) or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 12:00 p.m. (Eastern time) on January 18, 2006, through midnight, Friday January 27, 2006 (Eastern time), at (888) 203-1112 (domestic) or (719) 457-0820 (international); access code 4461502. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005, and March 31, 2005, and in the 2004 Annual Report on Form 10-K for the year ended December 31, 2004, of JPMorgan Chase, each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

				4Q05 Change
	4Q05	3Q05	4Q04	3Q05	4Q04
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$13,678	$14,465	$12,950	(5)%	6%
Provision for Credit Losses (a)	1,224	1,245	1,157	(2)	6
Noninterest Expense	8,535	9,464	9,386	(10)	(9)
Net Income	2,698	2,527	1,666	7	62

Per Common Share:
Net Income Per Share — Diluted	$0.76	$0.71	$0.46	7	65
Cash Dividends Declared Per Share	0.34	0.34	0.34	—	—
Book Value Per Share	30.71	30.26	29.61	1	4
Closing Share Price	39.69	33.93	39.01	17	2

Common Shares Outstanding:
Weighted-Average Diluted Shares Outstanding	3,563.9	3,547.7	3,602.0	—	(1)
Common Shares Outstanding at Period-end	3,486.7	3,503.4	3,556.2	—	(2)

SELECTED RATIOS:
Return on Common Equity (“ROE”) (b)	10%	9%	6%
Return on Equity-Goodwill (“ROE-GW”) (b) (c)	17	16	11
Return on Assets (“ROA”) (b) (d)	0.89	0.84	0.57
Tier 1 Capital Ratio	8.5 (f)	8.2	8.7
Total Capital Ratio	12.1 (f)	11.3	12.2

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,198,942	$1,203,033	$1,157,248	—	4
Wholesale Loans	150,111	151,591	135,067	(1)	11
Consumer Loans	269,037	268,913	267,047	—	1
Deposits	554,991	535,123	521,456	4	6
Common Stockholders’ Equity	107,072	105,996	105,314	1	2

Headcount	168,847	168,955	160,968	—	5

LINE OF BUSINESS EARNINGS
Investment Bank	$664	$1,063	$660	(38)	1
Retail Financial Services	803	656	775	22	4
Card Services	302	541	515	(44)	(41)
Commercial Banking	289	301	254	(4)	14
Treasury & Securities Services	300	263	145	14	107
Asset & Wealth Management	342	315	263	9	30
Corporate (e)	(83)	(475)	(296)	83	72

Total Operating Earnings	2,617	2,664	2,316	(2)	13
Reconciling Items (After-Tax):
Merger Costs	(48)	(137)	(324)	65	85
Litigation Reserve Charge	129	—	—	NM	NM
Accounting Policy Conformity	—	—	(326)	NM	NM

Net Income	$2,698	$2,527	$1,666	7	62

(a)
Third quarter 2005 includes a $400 million special provision related to Hurricane Katrina allocated as follows: Retail Financial Services $250 million, Card Services $100 million, Commercial Banking $35 million, Asset & Wealth Management $3 million and Corporate $12 million.

(b)	Based on annualized amounts.

(c)
Net income applicable to common stock divided by Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate operating comparisons to other competitors.

(d)	Represents Net income divided by Total average assets.

(e)	Includes Private Equity, Treasury, and corporate staff and other centrally managed expenses.

(f)	Estimated.